Exhibit 77(e)(7)


                               AMENDED SCHEDULE B
                      COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Capital Guardian Trust Company (the "Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:


Series                                   Fees
------                                   ----
ING Capital Guardian U.S.                0.50% on first $150 million;
Equities Portfolio                       0.45% on next $150 million;
                                         0.35% on next $200 million;
                                         0.30% on next $500 million;
                                         0.275% on next $1 billion; and
                                         0.25% thereafter